Exhibit 10.2

Execution Copy

SETTLEMENT AGREEMENT AND
MUTUAL RELEASE AND WAIVER OF CLAIMS

This Settlement Agreement and Mutual Release and Waiver of Claims (this “Agreement”) is made and entered into freely and voluntarily and is effective as of the 12th day of June, 2006, by and between Meritage Homes Corporation (hereinafter referred to, collectively with all of its subsidiaries and affiliates, as “Meritage”) and John R. Landon (hereinafter referred to as “Landon”).

WHEREAS, Landon and Meritage are parties to that certain Employment Agreement, effective as of July 1, 2003, as amended from time to time (the “Employment Agreement”);

WHEREAS, simultaneously with the execution of this Agreement, Meritage and Landon have executed and delivered a Stock Purchase Agreement, pursuant to which, among other things, Meritage has agreed to repurchase shares of Meritage common stock from Landon and Landon has agreed, upon such repurchase, to resign as a director of Meritage (the “Stock Purchase Agreement”), and a Cooperation Agreement regarding certain matters relating to Landon’s ownership of Meritage stock (the “Cooperation Agreement”); and

WHEREAS, the parties mutually wish to memorialize the terms and conditions of the termination of Landon’s service as an officer and employee of Meritage and, in the circumstances described below, as a director of Meritage.

NOW, THEREFORE, in consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed, Landon and Meritage agree as follows:

1.             Termination.

(a)           Landon hereby acknowledges the termination of Landon’s service as an officer and employee of Meritage, and his termination and/or resignation from all other positions held by Landon in any capacity with any subsidiary, affiliate or related party of Meritage, in each case effective as of the close of business on May 17, 2006.

(b)           Landon hereby acknowledges that, pursuant to Section 3 of the Employment Agreement and the terms hereof, Landon will be deemed to have resigned as a director of Meritage at such time as Landon owns less than 5% of the outstanding common stock of Meritage, unless Landon otherwise resigns earlier. Landon further acknowledges that he has resigned as a director of Meritage pursuant to the terms of, and subject to the closing of the transactions contemplated by, the Stock Purchase Agreement.

2.             Principal Economic Terms.

(a)           Landon and Meritage agree that (i) Landon’s termination shall be treated as a termination without Cause pursuant to, and that Landon will receive the benefits provided by, Section 7A of the Employment Agreement applicable thereto, and (ii) Landon will remain subject to the restrictive covenants and confidentiality obligations of Sections 8 and 9 of the Employment Agreement.

(b)           Landon hereby represents and warrants that the provisions of Sections 8 and 9 of the Employment Agreement constitute valid and legally binding obligations of Landon, enforceable against Landon in accordance with their respective terms.

(c)           Meritage agrees to make the Consulting, Severance and Non-Competition Payments (as such term is defined in Section 7A of the Employment Agreement) to Landon as, and to the extent, required by the terms of the Employment Agreement. The parties intend to comply with the provisions of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent those provisions apply to the payments due to Landon. In furtherance of that intent and with respect to the payments described in this subsection (c) and in 3(f) below with respect to COBRA premium reimbursements, the parties agree that, unless otherwise mutually agreed by the parties, all such payments that would otherwise be paid by Meritage to Landon during the six month period after May 17, 2006, will instead be paid by Meritage to North Dallas Bank & Trust, as trustee, (or such other financial institution as may be mutually agreed by the parties) under an agreement of trust in the form attached hereto; provided, however, that if Landon dies before November 30, 2006, no further payments will be made to such trustee and instead such payments will be made in the time and manner provided in the Employment Agreement. Meritage agrees to comply with the requirements of Code Section 409A(a)(2), (3) and (4) to the extent those provisions apply to the payments due to Landon. Anything in the foregoing to the contrary notwithstanding, the parties acknowledge and agree that (i) Meritage has paid the first Consulting, Severance and Non-Competition Payment into an escrow account established by Meritage at Guaranty Bank, Dallas, Texas (the “Guaranty Escrow”), (ii) following the execution and delivery of this Agreement, the Stock Purchase Agreement and the Cooperation Agreement and the consummation of the transactions contemplated by the Stock Purchase Agreement, Meritage will direct the amounts in the Guaranty Escrow applicable to the period May 17, 2006 though May 31, 2006 to be delivered to the trust (unless otherwise agreed by the parties as provided above), and (iii) all subsequent Consulting, Severance and Non-Competition Payments payable by Meritage shall be paid by Meritage in arrears on the first day of each calendar month beginning July 1, 2006 (with any payments relating to partial months to be pro-rated accordingly) to the trust (as provided above or as otherwise mutually agreed by the parties).

3.             Other Matters. Landon and Meritage hereby agree as follows:

(a)           Meritage will allow to vest, and be exercisable in accordance with their terms, all options granted to Landon that are scheduled to vest on June 12, 2006.

(b)           Meritage shall pay an amount equal to the rate of his base salary, as it existed on May 17, 2006, for a period of sixty (60) days as unpaid and unused but accrued vacation.

(c)           Landon will deliver to Meritage by no later than Tuesday, June 13, 2006,  the automobile leased by Meritage and utilized by Landon as of the termination of his employment, such automobile to be returned in good condition (ordinary wear and tear excepted); provided that Landon shall be responsible for any charges to Meritage in respect of damages or otherwise with respect to such automobile, with such amounts to be charged to, and payable by, Landon in the manner provide in Section 3(e) below.

(d)           Except as provided in the next sentence, all season or other tickets to sports and other events held in Meritage’s name shall be retained by Meritage and Landon hereby disclaims any interest or other right in any such tickets. Notwithstanding the foregoing, ownership of four season tickets (two floor seats and two tickets in Section 119) to the Dallas Mavericks basketball team shall be retained by, or otherwise transferred by Meritage to, Landon for his personal ownership and use and Meritage hereby disclaims any interest or other right in such tickets.

(e)           Landon shall reimburse to Meritage promptly following the execution of this Agreement and delivery by Meritage of reasonable documentation thereof, and in no event later than sixty days after Landon’s receipt of such documentation, the amount of all non-reimburseable personal charges made by Landon on his Meritage corporate American Express card. Meritage shall reimburse to Landon promptly following the execution of this Agreement and delivery by Landon of reasonable documentation thereof, and in no event later than sixty days after Meritage’s receipt of such documentation, the amount of all reimbursable business expenses incurred by Landon during 2006 and not reimbursed by Meritage as of the date hereof.

(f)            Matters related to continuing insurance coverage available to Landon shall be handled in the manner set forth in that certain letter delivered to Landon by Meritage, dated May 26, 2006. Meritage agrees that it will reimburse to Landon each month for up to 18 months following his termination of employment the amount of each monthly payment made by Landon in respect of his COBRA coverage; provided that Landon shall send to Meritage within 15 days of each month end evidence of his payment of the applicable monthly COBRA payment and Meritage will reimburse Landon for such payment within 15 days of receipt of such documentation from Landon.

(g)           Meritage will provide and/or maintain in effect directors and officers insurance for Landon’s benefit covering any claims arising out of any conduct prior to the date on which Landon is no longer a member of the board of directors of Meritage, such coverage to be on the same terms as are available to all other members of Meritage’s board of directors.

(h)           Meritage will continue to pay to Sherry Martino her monthly salary for a period of six months following the termination of her employment with Meritage if (i) Meritage terminates Ms. Martino without cause, or (ii) Ms. Martino voluntarily resigns from Meritage to work with Landon or any business owned by Landon and, in fact, works for Landon or such business. The provisions of Section 8(A)(2) of the Employment Agreement shall not apply to Ms. Martino.

(i)            Within thirty days of the execution of this Agreement, Meritage will pay to Landon all gross up payments required to be paid by Meritage pursuant to Exhibit B to the Employment Agreement, items 1 and 2, unless Meritage provides documentation that such payments have been made previously.

(j)            Landon acknowledges and agrees that, except as expressly set forth in Section 2, this Section 3, Section 4 and Section 9, Landon has no rights to, and hereby expressly disclaims any right to, any compensation, benefits or other remuneration from Meritage of any kind or nature whatsoever, including, without limitation, any of the benefits listed on Exhibit B of the Employment Agreement, or any profit sharing, deferred compensation, or retirement plan benefits, and Meritage has no further obligation to pay or provide to Landon any such compensation, benefits or other remuneration.

4.             Mutual Release and Covenant Not to Sue.

(a)           In consideration of the matters referenced in Section 2 and Section 3 above, Landon, on behalf of himself and his heirs, executors, administrators, and assigns, hereby forever releases, discharges, cancels, waives, and acquits Meritage and its subsidiaries, affiliates, agents, officers, owners, directors, employees, insurers, and assigns, of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities of any nature whatsoever, whether in law or equity (collectively, “Claims”), which Landon has, had or may hereafter have against it arising out of, or by reason of, any cause or matter, existing as of the date of execution of this Agreement, WHETHER KNOWN TO LANDON AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, other than any Claims arising out of, or by reason of any breaches by Meritage of its obligations under this Agreement, the Stock Purchase Agreement, the Cooperation Agreement or Section 7 of the Employment Agreement. This FULL RELEASE AND WAIVER OF ALL CLAIMS by Landon includes, without limitation, any Claims arising out of, or relating in any manner whatsoever to, the employment and/or termination of the employment of Landon by Meritage, such as, BUT NOT LIMITED TO, any charge, claim, lawsuit or other proceeding arising under the Civil Rights Acts, Title VII as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the Labor Management Relations Act (LMRA), Employee Retirement Income Security Act (ERISA), the Consolidated Omnibus Budget Reconciliation Act, the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Rehabilitation Act of 1973, and the Family and Medical Leave Act of 1993, worker’s compensation laws, or any other federal, state, or local statute, or any contract, agreement, plan or policy, including any Claims for breach of express or implied contract, wrongful discharge, tort, personal injury, or any claims for attorney’s fees or other costs. This release shall not apply to (i) any vested amounts in Landon’s 401(k) account, (ii) any benefits due to, or on behalf of, Landon or his dependents pursuant to the terms of any health, dental, vision or other similar health-related plan or policy of Meritage, or (iii) any right to indemnification, advancement of expenses, limitation of liability or exculpation of liability to the extent provided under or arising from the Articles of Incorporation or Bylaws of Meritage or under any insurance policy maintained by Meritage benefiting Landon with respect to his service as an officer, employee, or director of Meritage.

(b)           In consideration of the matters referenced in Section 2 and Section 3 above, Meritage, on behalf of itself and its subsidiaries, affiliates, agents, officers, owners, directors, employees, insurers, and assigns, hereby forever releases, discharges, cancels, waives, and acquits Landon of and from any and all Claims existing as of the date of execution of this Agreement, WHETHER KNOWN TO MERITAGE AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, other than any Claims arising out of, or by reason of, (i) any breaches by Landon of his obligations under this Agreement, the Stock Purchase Agreement, or the Cooperation Agreement, (ii) any  actions or omissions by Landon in connection with his employment that subject Meritage to any criminal liabilities under federal, state or other laws, (iii) any  actions or omissions by Landon in connection with his employment that subject Meritage to any civil liabilities under federal, state or other laws and with respect to which Landon is not entitled to the indemnification or other rights referenced in Section 4(a)(ii) above, and (iv) any breaches by Landon of his obligations under Sections 8 and 9 of the Employment Agreement. This FULL RELEASE AND WAIVER OF ALL CLAIMS by Meritage includes, without limitation, any Claims arising out of, or relating in any manner whatsoever to, any applicable federal, state, or local statute, or any contract, agreement, plan or policy, including any Claims for breach of express or implied contract, tort, or any claims for attorney’s fees or other costs.

(c)           Each of Meritage and Landon further covenants and agrees not to institute, nor cause to be instituted, any legal proceeding of any nature whatsoever, including, without limitation, filing any claim or complaint with any government agency alleging any violation of law or public policy or seeking workers’ compensation from Meritage (or any of its representatives) for any claim released hereunder premised upon any legal theory or claim whatsoever, including without limitation, contract, tort, wrongful discharge, personal injury, interference with contract, breach of contract, defamation, negligence, infliction of emotional distress, fraud, or deceit, except that a party hereto may file a legal proceeding against the other solely to enforce the terms of this Agreement or any agreement contemplated hereunder.

(d)           Each of Meritage and Landon acknowledges that the considerations afforded such party under this Agreement are in full and complete satisfaction of any Claims such party may have or may have had prior to the date hereof, including, without limitation, any such Claim arising out of Landon’s employment with Meritage or the termination thereof, and provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement.

5.             No Disparagement. During the period through May 17, 2008, each of Meritage and Landon agrees that as part of the consideration for this Agreement, each will not make disparaging or derogatory remarks, whether oral or written, about the other party, including, in the case of Landon, any disparaging or derogatory remarks by Landon, whether oral or written, regarding Meritage or its business, products, subsidiaries, affiliates, directors, officers or agents. Each of Meritage and Landon also agree that neither it nor he will characterize Landon’s termination in a manner other than as described herein, in the press release issued by Meritage on May 18, 2006 related thereto, or in the Current Report on Form 8-K filed by Meritage on May 22, 2006, or the Meritage webcast of June 1, 2006. Nothing in this Agreement shall prevent Landon from giving truthful testimony or providing any information requested by any agent of the United States government or member of Congress.

6.             Cooperation. Landon agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Meritage or its subsidiaries, affiliates, directors, officers or agents regarding any alleged acts or omissions prior to May 17, 2006 by Meritage (or its subsidiaries, affiliates, directors, officers or agents), unless under a subpoena or court order to do so and except as may be required to enforce his rights hereunder or any agreement contemplated herein. Nothing herein shall be construed to prohibit Landon from giving truthful testimony. Landon further agrees that, at Meritage’s expense (including the expense of reimbursing Landon for travel on a private aircraft, with such reimbursement not to exceed $4500 per hour) and upon its reasonable request, Landon will assist Meritage in its defense or prosecution of any disputes, differences, grievances, claims, charges, or complaints between Meritage and any third party, including, without limitation, in respect of any litigation or other proceedings related to the ongoing Hancock litigation, which assistance will include testifying on Meritage’s behalf in connection with any such matter or performing any other task reasonably requested by Meritage in connection therewith.

7.             No Admission of Liability. Nothing contained in this Agreement shall be construed in any manner as an admission by any party that it has or may have violated any statute, law or regulation, or breached any contract or agreement.

8.             Reliance. Landon represents and warrants that: (a) he has relied on his own judgment regarding the consideration for and language of this Agreement; (b) he has been given a reasonable period of time to consider this Agreement, has been advised to consult with independent counsel of his own choosing before signing this Agreement, and has consulted with independent counsel or voluntarily elected not to consult with independent counsel with respect hereto; (c) Meritage has not in any way coerced or unduly influenced him to execute this Agreement; and (d) this Agreement is written in a manner that is understandable to him and he has read and understood all paragraphs of this Agreement.

9.             Nature of the Agreement. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. This Agreement and all attachments constitute the sole and entire agreement of the parties with respect to the subject matter hereof, and there are no agreements of any nature whatsoever between the parties hereto with respect to the subject matter hereof, except as expressly stated herein. Except for (a) Sections 7, 8, and 9 of the Employment Agreement, and Section 15 of the Employment Agreement as modified below, (b) that certain Change of Control Agreement, effective as of July 1, 2003, between Meritage and Landon with respect to any change of control occurring within ninety (90) days of Landon’s termination (but subject to Landon’s compliance with the Cooperation Agreement), and (c) the benefits referred to in the last sentence of Section 4(a) above, which constitute continuing obligations of the parties in accordance with their terms, all prior agreements or plans between Meritage and Landon or otherwise relating to Landon, including the Employment Agreement (including any bonus set forth therein) or other severance, benefit or compensation arrangements, written or oral, are hereby terminated. This Agreement may not be modified or changed unless done so in writing, signed by both parties. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of the Agreement shall continue to be in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law principles.

With regard to any dispute, claim or controversy relating to Sections 8 or 9 of the Employment Agreement that are subject to Section 15 of the Employment Agreement, the parties hereby agree that, anything in Section 15 to the contrary notwithstanding, (i) in the event Landon violates or breaches any of the provisions of Sections 8 or 9 of the Employment Agreement, Meritage shall be entitled to seek a temporary restraining order and/or preliminary injunctive relief from any court of competent jurisdiction, without bond but upon due notice, (ii) any other dispute, claim or controversy, including any claim for permanent injunctive relief, shall be subject to arbitration under Section 15 of the Employment Agreement, (iii) any dispute, claim or controversy subject to arbitration under Section 15 of the Employment Agreement shall be conducted by a panel of three arbitrators, selected as provided in said Section 15, and (iv) if any party to such arbitration, or the arbitration panel itself, seeks to challenge, or otherwise impose any limitations on, the power of the arbitration panel to grant permanent injunctive relief, then Section 15 shall immediately be deemed null and void and of no further force or effect, and the parties hereto may immediately institute legal proceedings in any court of competent jurisdiction and seek any remedies to which a party hereunder may be entitled at law or in equity

10.           Time Period of Considering or Canceling This Agreement. Landon acknowledges that he has been offered a period of time of at least twenty-one (21) days to consider whether to sign this Agreement, which he has waived, and Meritage agrees that Landon may revoke his release of any Claims arising under the Age Discrimination in Employment Act referred to in Section 3(a) above at any time during the seven (7) days following the date on which this Agreement has been signed by all parties to this Agreement. In order to effect a revocation of any Claims under the Age Discrimination in Employment Act referred to in Section 3(a) above, Landon must deliver to Meritage, c/o Meritage Homes Corporation, Attn: General Counsel, at Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255, written notice expressly stating that Landon is revoking his release of Claims under the Age Discrimination in Employment Act. If Landon delivers such notice revoking his release of Claims under the Age Discrimination in Employment Act, then:

(a)           Landon’s release of Claims under the Age Discrimination in Employment Act shall not be effective or enforceable;

(b)           Landon’s release of all other Claims under Section 3(a) above shall remain in full force and effect;

(c)           Meritage shall be entitled, at its sole option, to stop paying to Landon the Consulting, Severance and Non-Competition Payments (as such term is defined in Section 7A of the Employment Agreement) (provided that Meritage’s decision not to make any such payments as a result of such revocation shall not impact the legality or enforceability of Landon’s continuing obligations under Sections 8 and 9 of the Employment Agreement);

(d)           Meritage shall be entitled, at its sole option, to cease providing to Landon any other benefits under the Employment Agreement or this Agreement; and

(e)           Meritage shall be entitled, at its sole option, to rescind the Stock Purchase Agreement, in which case Landon shall be required to repay to Meritage the amount of the purchase price paid thereunder and Meritage shall be required to return to Landon the shares of common stock acquired from Landon thereunder.

11.           Remedies. Meritage, on the one hand, and Landon, on the other, acknowledge and agree that irreparable damage will occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction pending any arbitration. Landon agrees that, if Landon in any non-immaterial respect violates Sections 8 or 9 of the Employment Agreement, Meritage shall not be obliged to pay any remaining Consulting, Severance, and Non-Competition Payments, provided that Meritage must first provide Landon with written notice of such violation and the opportunity to provide within thirty (30) days any information showing that he has not in any non-immaterial respect breached such Agreement. During any notice period or the pendency of any dispute relating to any actual or potential violations or breaches by Landon of Sections 8 or 9 of the Employment Agreement, Meritage will place any Consulting, Severance, and Non-Competition Payments in an interest bearing escrow account at Bank of America, Phoenix, Arizona, or Guaranty Bank, Dallas, Texas, or their respective successors.  The parties acknowledge and agree that Meritage’s decision to place any such payments into escrow as provided above shall not impact (a) the legality or enforceability of Landon’s continuing obligations under Sections 8 and 9 of the Employment Agreement or Landon’s obligation to continue to comply therewith, or (b) Meritage’s ability to pursue any other remedy available to it at law or in equity with respect to any such violation or breach. The foregoing remedies shall be in addition to any other remedy to which a party hereunder may be entitled at law or in equity.

12.           Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

13.           Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered by overnight courier or sent by facsimile, or upon delivery when delivered personally, or upon seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address or facsimile number, as subsequently modified by written notice, as follows:

(i)            if to Landon, to 2200 Willow Bend Drive, Plano, Texas 75093, Attn: John R. Landon, or

(ii)           if to Meritage, to Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255, Attn: General Counsel.

14.           Effectiveness. This Agreement is effective as of the execution hereof; provided, that if the transactions contemplated by Section 2(a) and Section 2(b) of the Stock Purchase Agreement are not consummated in accordance with the terms thereof, then this Agreement shall terminate immediately and be of no further force or effect; provided, that, in the event of such termination, Meritage shall be entitled, at its sole option, to place any Consulting, Severance and Non-Competition Payments into escrow as provided in Section 11 above, and the parties acknowledge and agree that Meritage’s decision to place any such payments into escrow as provided above shall not impact (a) the legality or enforceability of Landon’s continuing obligations under Sections 8 and 9 of the Employment Agreement or Landon’s obligation to continue to comply therewith, or (b) Meritage’s ability to pursue any other remedy available to it at law or in equity with respect to any violations or breaches by Landon of such continuing obligations.

[Signature Page Follows]

Dated this 12th day of June, 2006.

MERITAGE HOMES CORPORATION

By:	/s/ C. Timothy White
Name: C. Timothy White
Title: Executive Vice President

Dated this 12th day of June, 2006.

JOHN R. LANDON

By:	/s/ John R. Landon
John R. Landon

[Signature Page to Mutual Release and Waiver of Claims]